CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 3, 2006 on the financial statements and financial highlights of the Total Return Fund, Value Fund, Blue Chip Fund, Growth & Income Fund, All-Cap Growth Fund, Mid-Cap Opportunity Fund, Special Situations Fund, Focused Equity Fund, Global Fund and International Fund, (each a series of First Investors Equity Funds).  Such  financial statements and financial highlights are included in the Post-Effective Amendment to the Registration Statement on Form N-1A of the First Investors Equity Funds.  We also consent to the references to our Firm in such Registration Statement.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 29, 2007